Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fuwei Films (Holdings) Co., Ltd:

We consent to the use of our report dated June 28, 2006, except as to the fifth paragraph in Note 4(b), which is as of June 30, 2006, and Notes 4(p), 4(t) and 28(c), which are as of November 23, 2006, with respect to the consolidated balance sheets of Fuwei Films (Holdings) Co., Ltd and subsidiaries as of December 31, 2004 and 2005, and the related consolidated statements of income and comprehensive income, shareholders’ equity and cash flows for the period from August 9, 2004 (date of incorporation) to December 31, 2004 and the year ended December 31, 2005, included herein and to the reference to our firm under the heading “Experts” in the registration statement. Our report contains an explanatory paragraph that states that on May 8, 2006, Apex Glory Holdings Limited and Easebright Investments Limited approved to convert their outstanding loans to the Company of RMB70,596,000 and RMB18,766,000, respectively, into ordinary shares of the Company. On November 23, 2006, the outstanding loans from Apex Glory Holdings Limited and Easebright Investments Limited were converted into 896,833 and 238,398 ordinary shares of the Company, respectively.

/s/ KPMG

Hong Kong, China
November 24, 2006